Exhibit 99.2

Q4 FY23
Letter to Shareholders
May 4, 2023

May 4, 2023
Dear Shareholders,
In FY23, Cirrus Logic delivered record full fiscal year revenue of $1.90 billion, up seven percent year-over-year, driven by higher sales of components shipping in smartphones. GAAP and non-GAAP operating profit for the full fiscal year were 13.1 percent and 24.9 percent, respectively. FY23 GAAP and non-GAAP EPS were $3.09 and $6.42, respectively. Q4 FY23 revenue was $372.8 million and GAAP loss per share was $0.97 compared to non-GAAP earnings per share of $0.92.
In the past year we made excellent progress in many areas of our long-term growth strategy, delivering multiple record quarters of revenue. The company remained a leader in our foundational business of smartphone audio, with a number of customers launching flagship devices using our components. Moreover, our team began design of our next-generation boosted amplifier and smart codec, both of which are in advanced stages of development today and are expected to extend our market leadership and deliver significant revenue for many years following their introduction.
The company also continued our momentum in high-performance mixed-signal (HPMS) content in smartphones. Progress in this area included growing our haptics penetration in Android, along with the introduction of an updated camera controller in Q2 FY23. More recently we completed the successful production qualification for our next-generation camera controller for introduction later this year. Our average camera content has grown in each successive generation since our first product was introduced in FY21. More broadly, we continue to believe that our HPMS product line represents a significant opportunity to grow and diversify revenue, and in the past year we saw both our R&D investment and the number of opportunities we are pursuing in this area increase. Over the past four years, revenue derived from HPMS solutions increased from 12 percent of total revenue in FY19 to 38 percent in FY23, and we continue to anticipate that this business can generate at least half of our revenue in the future.
That said, among the HPMS opportunities we have discussed, a new product that we mentioned in previous shareholder letters as being scheduled for introduction this fall is no longer expected to come to market as planned. As we have limited visibility into our customer’s future plans for this product at this time, we are removing the revenue associated with this component from our internal model. While this is undeniably a setback, we are proud of our execution in this program. Our customer relationship remains very strong as we continue to collaborate on a range of technologies and products in the HPMS space.
Looking beyond smartphones, we gained momentum in the laptop market, where we began sampling our first boosted amplifier and codec optimized for these devices and made progress developing our first laptop-specific power products. We continue to view the laptop market as a promising opportunity in the coming years as we look to capitalize on disruptive secular market trends and expand our share. We also made progress with our general market products where we are selectively developing new components to drive further growth opportunities in the future.
We remain deeply committed to innovation across our business and increased our investment in R&D this past year to fuel development efforts. Cirrus Logic was once again featured in the Patent 300® list of companies that were awarded the most U.S. patents. With a compelling roadmap of products and intellectual property, we are excited to capitalize on the opportunities ahead of us to drive long-term shareholder value.

Q4 FY23 Letter to Shareholders	2

Figure A: Cirrus Logic Q4 FY23 and FY23 Results

Q4 FY23	GAAP	Adj.	Non-GAAP*
Revenue	$372.8		$372.8
Gross Profit	$186.4	$0.3	$186.7
Gross Margin	50.0%		50.1%
Operating Expense	$249.2	($129.4)	$119.8
Operating Income (Loss)	$(62.8)	$129.7	$66.9
Operating Profit (Loss)	(16.9)%		17.9%
Interest Income	$4.7		$4.7
Other Expense	$0.5		$0.5
Income Tax Expense (Benefit)	$(4.9)	$23.4	$18.5
Net Income (Loss)	$(53.7)	$106.3	$52.6
Diluted EPS	$(0.97)	$1.86	$0.92

FY23	GAAP	Adj.	Non-GAAP*
Revenue	$1,897.6		$1,897.6
Gross Profit	$957.0	$1.3	$958.2
Gross Margin	50.4%		50.5%
Operating Expense	$707.9	($221.5)	$486.4
Operating Income	$249.0	$222.8	$471.8
Operating Profit	13.1%		24.9%
Interest Income	$9.1		$9.1
Other Expense	$3.4	$(2.7)	$0.7
Income Tax Expense	$78.0	$34.9	$112.9
Net Income	$176.7	$190.7	$367.4
Diluted EPS	$3.09	$3.33	$6.42
*Complete GAAP to Non-GAAP reconciliations available on page 13
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Cirrus Logic reported revenue for FY23 of $1.90 billion, up seven percent year over year. Growth was driven by higher ASPs and the continued benefit from prior year content gains in smartphones, which was partially offset by softening in general market and smartphone demand. Revenue for the March quarter was $372.8 million, down 37 percent quarter over quarter and 24 percent year over year, but slightly above the midpoint of our guidance range. The decline in revenue on a sequential basis reflects a reduction in smartphone volumes. The year-over-year decline in March quarter sales was primarily driven by a reduction in smartphone volumes, due in part to the launch of a lower-priced smartphone in Q4 FY22, and lower general market sales. In the June quarter, we expect revenue to range from $260 million to $320 million, down 22 percent sequentially and 26 percent year over year at the midpoint.
In FY23 and Q4 FY23, revenue derived from our audio and HPMS product lines represented 62 percent and 38 percent of total revenue, respectively. In FY23, HPMS revenue increased 22 percent year over year. One customer contributed approximately 83 percent of total revenue for FY23 and 81 percent of total revenue in Q4 FY23. Our relationship with our largest customer remains outstanding with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.

Q4 FY23 Letter to Shareholders	3

Figure B: Cirrus Logic Revenue ($M) Q1 FY22 to Q1 FY24

$600
$500
$400
$300
$200
$100
$0
$277
$466
$548
$490
$394
$541
$591
$373
$290*
Q1/FY22
Q2/FY22
Q3/FY22
Q4/FY22
Q1/FY23
Q2/FY23
Q3/FY23
Q4/FY23
Q1/FY24
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of May 4, 2023
Figure C: Audio and High-Performance Mixed-Signal Revenue Contribution Trend

FY19	FY23	Future
■ HPMS ■ Audio
Audio solutions include amplifiers and codecs. High-performance mixed-signal solutions include camera controllers, haptics and sensing, and battery and power ICs.
FY23 GAAP gross margin was 50.4 percent, compared to 51.8 percent in FY22. Non-GAAP gross margin for the full fiscal year was 50.5 percent, compared to 52.1 percent in the prior year. This year-over-year decrease in gross margin reflects an increase in supply chain costs, partially offset by higher ASPs. In addition, GAAP gross margin also reflects the absence of the purchase price fair value adjustment to inventory, which was a one-time event in Q2 FY22, as a result of the Lion Semiconductor acquisition.

Q4 FY23 Letter to Shareholders	4

GAAP gross margin in the March quarter was 50.0 percent, compared to 50.2 percent in Q3 FY23 and 52.8 percent in Q4 FY22. Non-GAAP gross margin in the March quarter was 50.1 percent, compared to 50.3 percent in Q3 FY23 and 52.9 percent in Q4 FY22. On a sequential basis, gross margin was roughly flat. On a year-over-year basis, the decrease reflects the benefit in Q4 FY22 of selling through lower cost inventory built prior to price increases taking effect as well as higher ASPs. In the June quarter, we expect gross margin to range from 49 percent to 51 percent.
Operating Profit, Tax, and EPS
For FY23, Cirrus Logic delivered GAAP operating profit of 13.1 percent, compared to 20.6 percent in the prior year. Non-GAAP operating profit was 24.9 percent, compared to 26.5 percent in FY22. GAAP and non-GAAP operating expense for the full fiscal year was $707.9 million and $486.4 million, respectively. GAAP operating expense included $85.8 million in intangibles impairment, $80.4 million in stock-based compensation, $32.1 million in amortization of acquired intangibles, $12.7 million in acquisition-related costs, and $10.6 million in lease impairments and restructuring. GAAP and non-GAAP operating expense in FY22 was $557.3 million and $456.2 million, respectively. GAAP operating expense in FY22 included $65.4 million in stock-based compensation, $27.0 million in amortization of acquired intangibles, and $8.7 million in acquisition-related costs. The year-over-year increase was primarily due to an intangibles impairment charge, higher employee-related expenses, and stock-based compensation. This was partially offset by a reduction in variable compensation.
Operating loss for Q4 FY23 was 16.9 percent on a GAAP basis and operating profit was 17.9 percent on a non-GAAP basis. GAAP operating expense was $249.2 million, up $93.9 million sequentially and $98.3 million year over year. GAAP operating expense included $85.8 million in intangibles impairment, $22.2 million in stock-based compensation, $10.6 million in lease impairments and restructuring, $7.7 million in amortization of acquisition intangibles, and $3.2 million in acquisition-related costs. The sequential and year-over-year increase in expenses was primarily due to the intangibles impairment, lease impairments, restructuring costs, and higher stock-based compensation. This was partially offset by a reduction in variable compensation. Non-GAAP operating expense was $119.8 million, down $3.3 million sequentially and down $3.2 million year over year, as we continue to control discretionary spending.
In Q4 FY23, due to the prolonged weakness in the China smartphone market, which has had an adverse effect on sales of our general market battery and power products associated with the acquisition of Lion Semiconductor, the company revalued the acquired intangible assets recorded in purchase accounting. As a result, the value of acquired intangible assets were written down $85.8 million. Notwithstanding this intangible impairment, we continue to believe that this technology is relevant in other applications and we are focusing our investment and resources in pursuit of these opportunities.
We have been focused on improving operational efficiency and accordingly have taken a number of steps, including reducing our global real estate footprint, product prioritization, and some restructuring actions. As such, during the fourth quarter, the company recorded $10.6 million of lease impairments and restructuring charges which consisted of $6.9 million of impairment of right-of-use lease assets and leasehold improvements, and $3.7 million of other related charges.
GAAP R&D and SG&A expenses for Q1 FY24 are expected to range from $142 million to $148 million, including approximately $23 million in stock-based compensation, $2 million in amortization of acquired intangibles, and $3 million in acquisition-related costs. Looking ahead, we see significant opportunities to continue our technology and product diversification across both existing and new markets. We also

Q4 FY23 Letter to Shareholders	5

expect to continue to carefully control discretionary spending. The company’s total headcount exiting Q4 FY23 was 1,702.
Figure D: GAAP R&D and SG&A Expenses ($M)/Headcount Q1 FY22 to Q1 FY24

$170
$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
1,513
1,592
1,587
1,591
1,604
1,634
1,660
1,702
Q1 FY22
Q2 FY22
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Q3 FY23
Q4 FY23
Q1 FY24
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of May 4, 2023
GAAP tax expense for FY23 was $78.0 million on GAAP pre-tax income of $254.7 million, resulting in an effective tax rate of 30.6 percent. Non-GAAP tax expense for FY23 was $112.9 million on non-GAAP pre-tax income of $480.3 million, resulting in a non-GAAP effective tax rate of 23.5 percent. For the March quarter, GAAP tax benefit was $4.9 million on GAAP pre-tax loss of $58.6 million, resulting in an effective tax rate of 8.4 percent, largely due to the intangibles impairment, lease impairments, and restructuring costs recorded in the quarter. Non-GAAP tax expense for the quarter was $18.5 million on non-GAAP pre-tax income of $480.3 million, resulting in a non-GAAP effective tax rate of 26.1 percent. Non-GAAP tax expense for the March quarter included the effect of higher non-GAAP income in various jurisdictions and excluded the impact of the intangibles impairment, lease impairments, and restructuring costs recorded in the quarter.
The GAAP and non-GAAP effective tax rates for the March quarter and the full year were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 that has been effective since 2022 and requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. As noted in previous quarters, Congress continues to consider the capitalized R&D rules and recently introduced legislation that would restore full tax deductibility of R&D investments. We will continue to monitor developments of these legislative efforts. Looking ahead, we estimate that our FY24 non-GAAP effective tax rate will range from approximately 24 percent to 26 percent. This reflects the continued unfavorable impact of capitalized R&D, as well the impact of U.S. tax regulations that disallow

Q4 FY23 Letter to Shareholders	6

foreign tax credits when certain refundable credits, such as the U.K. R&D expenditure credit, are received. We continue to anticipate that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes.
FY23 GAAP earnings per share was $3.09, compared to $5.52 the prior year. Non-GAAP earnings per share for the full fiscal year was $6.42, versus $6.90 in FY22. GAAP loss per share for the March quarter was $0.97, compared to earnings per share of $1.83 the prior quarter and $1.64 in Q4 FY22. Non-GAAP earnings per share for the March quarter was $0.92, versus $2.40 in Q3 FY23 and $2.01 in Q4 FY22. The year-over-year decline in GAAP earnings per share for these periods was primarily due to the impact of the intangibles impairment, an increase in our tax rate, lease impairments, and restructuring costs. The year-over-year decline in non-GAAP earnings per share was largely attributed to an increase in our tax rate.
Balance Sheet
Our cash and cash equivalents balance at the end of FY23 was $517.3 million, up from $444.2 million the prior year, as we generated strong cash flow from operations of $339.6 million, while also returning $191.4 million of cash to shareholders in the form of buybacks. In FY23, we repurchased 2.4 million shares at an average price of $81.16. Cash flow from operations for the March quarter was $48.3 million, and we returned $35.0 million of cash to shareholders in the form of buybacks. During the quarter, we repurchased 337,522 shares at an average price of $103.70. At the end of Q4 FY23, the company had $501.1 million remaining in its share repurchase authorization. Subsequent to Q4 FY23, the Company utilized $23.9 million to repurchase 274,130 shares at an average price of $87.01 under a Rule 10b5-1 share repurchase plan. Over the long term, we expect strong cash flow generation and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Q4 FY23 inventory was $233.5 million, up from $152.4 million in Q3 FY23. In Q1 FY24, we expect inventory to increase from the prior quarter as we begin to build ahead of seasonal product launches in the second half of the calendar year. As we look forward into FY24, we expect inventory to remain above historical levels as we balance anticipated product demand and wafer purchase commitments that require us to build inventory on a more linear basis.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with new and existing components. In FY23, we continued to execute on these key strategic initiatives that we believe will contribute to growth and diversification in the future.
Audio in Smartphones
In FY23, we maintained our position as a leading supplier of audio in smartphones. During the fourth quarter, several Android customers introduced flagship devices that utilize our boosted amplifiers and we anticipate a number of new smartphones to be launched later this calendar year. Today, 17 of the top 20 smartphone devices ranked on the DXOMARK® audio quality list use Cirrus Logic audio components. We also remained on track with the development of our next-generation custom boosted amplifier and

Q4 FY23 Letter to Shareholders	7

22-nanometer smart codec. With the first silicon back from the foundry and undergoing validation, we are excited about the advanced capabilities that our smart codec will bring to smartphones. This multi-channel mixed-signal device incorporates an innovative circuit design that improves performance and power while integrating mixed-signal functionality across critical signal processing applications. We anticipate that these next-generation audio components will be used in multiple generations of smartphones over a number of years. This provides the company with longer-term visibility and an opportunity for sustained revenue contribution while also enabling us to deploy our R&D resources to focus on new projects that can drive further innovation and growth.
HPMS in Smartphones
The company made solid progress executing on our strategy to drive diversification through our HPMS product line. Our engineering teams are developing new intellectual property that we believe is key to delivering innovative HPMS products in our newest applications, including battery and power and camera control. Furthermore, we benefited from higher attach rates of our camera controllers and a better mix of end devices that include more of our camera components. In addition, we completed production qualification of our next-generation camera controller, which is expected to ship in the second half of the calendar year, while also continuing to collaborate with our key customer to further build out this product line. We have grown the average content of our camera controllers in each of the last three smartphone generations, and with a compelling roadmap we expect the value of our controllers to continue to grow in the future. In FY23 we also invested meaningfully in technologies and intellectual property that we believe will fuel growth opportunities in the battery and power space. We remain focused on enhancing our capabilities around battery performance, health, and longevity while also delivering power efficiency improvements and integrating digital control and other mixed-signal techniques to decrease solution size. Looking forward, there are a number of trends driving increased demand for HPMS products that deliver high-precision data measurement and conversion, and low-power signal processing capabilities. With several ongoing technology investments and a proven track record of execution, we believe we have a solid pipeline of opportunities that we expect to expand HPMS dollar content in the future.
Expanding Audio and HPMS into New Applications and Markets
We continue to leverage our existing products and intellectual property into other applications and markets as we seek sources of growth beyond smartphones. In FY23, we made solid progress in the laptop market as we now have design wins in over 70 laptop models with existing audio products that were initially built for smartphones and repurposed for laptops. The company’s ability to enable louder, higher-quality sound output in space-constrained environments has become increasingly relevant to laptops as they become thinner, lighter, and require more power-efficient components. To capitalize on these trends and this relatively greenfield opportunity, we developed an amplifier and codec specifically optimized for audio and voice applications in laptops. These solutions deliver meaningfully better performance than competing products, while significantly reducing component count and reducing board space requirements by over 50 percent. We are actively engaged with leading laptop OEMs and expect the first end products with these components to come to market in the second half of FY24. We also continue to leverage our expertise and intellectual property to develop new battery and power solutions that address the form factor trends and power efficiency targets of key customers in the laptop market. Longer term, we believe there are multiple levers for growth in the laptop space including expanding our market share, increasing attach rates of amplifiers, and adding new HPMS content over time.
We continue engaging OEMs that are seeking higher-quality audio, voice, and sensory user experiences in AR/VR headsets, gaming devices, and wearables, and anticipate new devices utilizing our audio amplifier,

Q4 FY23 Letter to Shareholders	8

codec, and haptic components to be introduced in the coming years. Our general market business also includes a broad and well-established product and intellectual property portfolio that services a large number of customers across a wide range of applications, including in the professional audio, automotive, and industrial markets. While we sell a variety of products into these categories today, we are selectively developing new components on more advanced process nodes to enhance performance, add new features and capabilities, and enable the company to capture new designs while also expanding our addressable market. Looking forward, we expect to continue to leverage our mixed-signal design and advanced low-power signal processing expertise to execute on our strategic vision and capitalize on growth opportunities in new applications and markets.
Summary and Guidance
For the June quarter we expect the following results:
•Revenue to range between $260 million and $320 million;
•GAAP gross margin to be between 49 percent and 51 percent; and
•Combined GAAP R&D and SG&A expenses to range between $142 million and $148 million, including approximately $23 million in stock-based compensation expense, $2 million in amortization of acquired intangibles, and $3 million in acquisition-related costs.
In conclusion, we are delighted to have delivered record revenue in FY23 and we are more excited than ever about the future. With a pipeline of products coming to market over the next couple of years and continued design innovation in both familiar and new product areas, we believe Cirrus Logic is well positioned to diversify our product portfolio and continue to expand our addressable market.
Sincerely,

John Forsyth President & Chief Executive Officer	Venk Nathamuni Chief Financial Officer
Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 6 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (647) 362-9199 or toll-free at (800) 770-2030 (Access Code: 95424)

Q4 FY23 Letter to Shareholders	9

Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, diluted share count, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our belief that our HPMS product line represents a significant opportunity to grow and diversify revenue; our ability to capitalize on disruptive trends in the laptop market and expand our share; our ability to selectively develop new components that drive growth opportunities in the future; our ability to drive long-term shareholder value; anticipation that our HPMS business can generate at least half of the our total revenue in the future; our ability to capitalize on opportunities to drive technology and product diversification across both existing and new markets; our ability to control discretionary spending; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with new and existing components; our ability to bring next-generation audio components to market in the next couple of years and our expectation that those components will be used in multiple generations of smartphones, extend our market leadership, and deliver significant revenue for many years following their introduction; our ability to deploy R&D resources on new projects that can drive further innovation and growth; our expectation that our next-generation camera controller ships in the second half of the calendar year; our ability to increase the value of our camera controllers in the future; our ability to invest in technologies and intellectual property to fuel growth opportunities in the battery and power space; our ability to expand HPMS dollar content in the future; our expectation that the first end products with our codec and amplifier optimized for laptops will come to market in the second half of FY24; our expectation that there are multiple levers for growth in the laptop space; our expectation that new devices in AR/VR headsets, gaming devices, and wearables will be introduced in the coming years utilizing audio amplifier, codec, and haptic components; our ability to develop new components on more advanced process nodes that will enable the company to capture new designs and expand our addressable market; our ability to leverage our mixed-signal design and advanced low-power signal processing expertise to capitalize on growth opportunities in new applications and markets; our ability to diversify our product portfolio and continue to expand our addressable market; our non-GAAP effective tax rate for the full fiscal year 2024; our expectation that the impact of this capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes; and our forecasts for the first quarter of fiscal year 2024

Q4 FY23 Letter to Shareholders	10

revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2024, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; recent significant increases in inflation in the U.S and overseas; and the risk factors listed in our Form 10-K for the year ended March 26, 2022 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q4 FY23 Letter to Shareholders	11

Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 25, 2023	Dec. 24, 2022	Mar. 26, 2022	Mar. 25, 2023	Mar. 26, 2022
	Q4'23	Q3'23	Q4'22	Q4'23	Q4'22
Audio	$232,402	$347,297	$327,099	$1,172,007	$1,187,126
High-Performance Mixed-Signal	140,420	243,285	162,873	725,610	594,334
Net sales	372,822	590,582	489,972	1,897,617	1,781,460
Cost of sales	186,468	293,877	231,243	940,638	857,819
Gross profit	186,354	296,705	258,729	956,979	923,641
Gross margin	50.0%	50.2%	52.8%	50.4%	51.8%

Research and development	115,162	118,063	111,394	458,412	406,307
Selling, general and administrative	37,642	37,262	39,470	153,144	150,996
Lease impairments and restructuring	10,632	—	—	10,632	—
Intangibles impairment	85,760	—	—	85,760	—
Total operating expenses	249,196	155,325	150,864	707,948	557,303

Income (loss) from operations	(62,842)	141,380	107,865	249,031	366,338

Interest income (expense)	4,720	2,777	(103)	9,087	615
Other income (expense)	(464)	(3,716)	180	(3,379)	1,710
Income (loss) before income taxes	(58,586)	140,441	107,942	254,739	368,663
Provision for income taxes	(4,917)	36,964	11,528	78,036	42,308
Net income (loss)	$(53,669)	$103,477	$96,414	$176,703	$326,355

Basic earnings (loss) per share	$(0.97)	$1.87	$1.69	$3.18	$5.70
Diluted earnings (loss) per share:	$(0.97)	$1.83	$1.64	$3.09	$5.52

Weighted average number of shares:
Basic	55,219	55,239	56,993	55,614	57,278
Diluted	55,219	56,583	58,625	57,226	59,143

Prepared in accordance with Generally Accepted Accounting Principles

Q4 FY23 Letter to Shareholders	12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)
Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended
	Mar. 25, 2023	Dec. 24, 2022	Mar. 26, 2022	Mar. 25, 2023	Mar. 26, 2022
Net Income (Loss) Reconciliation	Q4'23	Q3'23	Q4'22	Q4'23	Q4'22
GAAP Net Income (Loss)	$(53,669)	$103,477	$96,414	$176,703	$326,355
Amortization of acquisition intangibles	7,657	8,807	7,882	32,086	27,017
Stock-based compensation expense	22,533	20,487	17,024	81,641	66,392
Lease impairments and restructuring	10,632	—	—	10,632	—
Intangibles impairment	85,760	—	—	85,760	—
Acquisition-related costs	3,166	3,176	3,164	12,670	12,153
Investment write off	—	2,746	—	2,746	—
Adjustment to income taxes	(23,461)	(2,936)	(6,778)	(34,832)	(23,675)
Non-GAAP Net Income	$52,618	$135,757	$117,706	$367,406	$408,242

Earnings (Loss) Per Share Reconciliation
GAAP Diluted earnings (loss) per share	$(0.97)	$1.83	$1.64	$3.09	$5.52
Effect of Amortization of acquisition intangibles	0.14	0.15	0.14	0.56	0.46
Effect of Stock-based compensation expense	0.40	0.36	0.29	1.43	1.12
Effect of Lease impairments and restructuring	0.19	—	—	0.18	—
Effect of Intangibles impairment	1.51	—	—	1.50	—
Effect of Acquisition-related costs	0.06	0.06	0.05	0.22	0.20
Effect of Investment write off	—	0.05	—	0.05	—
Effect of Adjustment to income taxes	(0.41)	(0.05)	(0.11)	(0.61)	(0.40)
Non-GAAP Diluted earnings per share	$0.92	$2.40	$2.01	$6.42	$6.90

Diluted Shares Reconciliation
GAAP Diluted shares	55,219	56,583	58,625	57,226	59,143
Effect of weighted dilutive shares	1,821	—	—	—	—
Non-GAAP Diluted shares	57,040	56,583	58,625	57,226	59,143

Operating Income (Loss) Reconciliation
GAAP Operating Income (Loss)	$(62,842)	$141,380	$107,865	$249,031	$366,338
GAAP Operating Profit (Loss)	(16.9)%	23.9%	22.0%	13.1%	20.6%
Amortization of acquisition intangibles	7,657	8,807	7,882	32,086	27,017
Stock-based compensation expense - COGS	372	309	261	1,270	1,024
Stock-based compensation expense - R&D	15,782	14,710	11,786	57,312	44,154
Stock-based compensation expense - SG&A	6,379	5,468	4,977	23,059	21,214
Lease impairments and restructuring	10,632	—	—	10,632	—
Intangibles impairment	85,760	—	—	85,760	—
Acquisition-related costs	3,166	3,176	3,164	12,670	12,153
Non-GAAP Operating Income	$66,906	$173,850	$135,935	$471,820	$471,900
Non-GAAP Operating Profit	17.9%	29.4%	27.7%	24.9%	26.5%

Operating Expense Reconciliation
GAAP Operating Expenses	$249,196	$155,325	$150,864	$707,948	$557,303
Amortization of acquisition intangibles	(7,657)	(8,807)	(7,882)	(32,086)	(27,017)
Stock-based compensation expense - R&D	(15,782)	(14,710)	(11,786)	(57,312)	(44,154)
Stock-based compensation expense - SG&A	(6,379)	(5,468)	(4,977)	(23,059)	(21,214)
Lease impairments and restructuring	(10,632)	—	—	(10,632)	—
Intangibles impairment	(85,760)	—	—	(85,760)	—
Acquisition-related costs	(3,166)	(3,176)	(3,164)	(12,670)	(8,692)
Non-GAAP Operating Expenses	$119,820	$123,164	$123,055	$486,429	$456,226

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$186,354	$296,705	$258,729	$956,979	$923,641
GAAP Gross Margin	50.0%	50.2%	52.8%	50.4%	51.8%
Acquisition-related costs	—	—	—	—	3,461
Stock-based compensation expense - COGS	372	309	261	1,270	1,024
Non-GAAP Gross Profit	$186,726	$297,014	$258,990	$958,249	$928,126
Non-GAAP Gross Margin	50.1%	50.3%	52.9%	50.5%	52.1%

Q4 FY23 Letter to Shareholders	13

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION CONTINUED
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

	Three Months Ended			Twelve Months Ended
	Mar. 25, 2023	Dec. 24, 2022	Mar. 26, 2022	Mar. 25, 2023	Mar. 26, 2022
Effective Tax Rate Reconciliation	Q4'23	Q3'23	Q4'22	Q4'23	Q4'22
GAAP Tax Expense (Benefit)	$(4,917)	$36,964	$11,528	$78,036	$42,308
GAAP Effective Tax Rate	8.4%	26.3%	10.7%	30.6%	11.5%
Adjustments to income taxes	23,461	2,936	6,778	34,832	23,675
Non-GAAP Tax Expense	$18,544	$39,900	$18,306	$112,868	$65,983
Non-GAAP Effective Tax Rate	26.1%	22.7%	13.5%	23.5%	13.9%

Tax Impact to EPS Reconciliation
GAAP Tax Expense (Benefit)	$(0.09)	$0.65	$0.20	$1.36	$0.72
Adjustments to income taxes	0.41	0.05	0.11	0.61	0.40
Non-GAAP Tax Expense	$0.32	$0.70	$0.31	$1.97	$1.12

Q4 FY23 Letter to Shareholders	14

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Mar. 25, 2023	Dec. 24, 2022	Mar. 26, 2022
ASSETS
Current assets
Cash and cash equivalents	$445,784	$434,544	$369,814
Marketable securities	34,978	28,373	10,601
Accounts receivable, net	150,473	270,493	240,264
Inventories	233,450	152,426	138,436
Prepaid wafers	60,638	40,425	—
Other current assets	92,533	87,224	80,900
Total current Assets	1,017,856	1,013,485	840,015

Long-term marketable securities	36,509	44,784	63,749
Right-of-use lease assets	128,145	150,938	171,003
Property and equipment, net	162,972	156,602	157,077
Intangibles, net	38,876	133,032	158,145
Goodwill	435,936	435,936	435,791
Deferred tax asset	35,580	8,630	11,068
Long-term prepaid wafers	134,363	154,575	195,000
Other assets	73,729	67,907	91,552
Total assets	$2,063,966	$2,165,889	$2,123,400

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$81,462	$117,406	$115,417
Accrued salaries and benefits	50,606	42,187	65,261
Lease liability	18,442	14,024	14,680
Acquisition-related liabilities	21,361	18,195	30,964
Other accrued liabilities	44,469	36,737	38,461
Total current liabilities	216,340	228,549	264,783

Non-current lease liability	122,631	143,252	163,162
Non-current income taxes	59,013	72,267	73,383
Long-term acquisition-related liabilities	—	—	8,692
Other long-term liabilities	7,700	5,501	13,563
Total long-term liabilities	189,344	221,020	258,800

Stockholders' equity:
Capital stock	1,670,141	1,639,056	1,578,427
Accumulated earnings (deficit)	(9,320)	80,865	23,435
Accumulated other comprehensive loss	(2,539)	(3,601)	(2,045)
Total stockholders' equity	1,658,282	1,716,320	1,599,817
Total liabilities and stockholders' equity	$2,063,966	$2,165,889	$2,123,400
Prepared in accordance with Generally Accepted Accounting Principles

Q4 FY23 Letter to Shareholders	15

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Mar. 25,	Mar. 26,
	2023	2022
	Q4'23	Q4'22
Cash flows from operating activities:
Net income (loss)	$(53,669)	$96,414
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,844	16,905
Stock-based compensation expense	22,533	17,024
Deferred income taxes	(40,943)	(6,759)
Loss on retirement or write-off of long-lived assets	350	115
Other non-cash charges	85	88
Lease impairments and restructuring	10,632	—
Intangibles impairment	85,760	—
Net change in operating assets and liabilities:
Accounts receivable, net	120,020	85,868
Inventories	(81,024)	10,089
Other assets	(2,664)	8,576
Accounts payable and other accrued liabilities	(32,260)	27,711
Income taxes payable	(2,564)	(963)
Acquisition-related liabilities	3,166	3,163
Net cash provided by operating activities	48,266	258,231
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	8,337	4,963
Purchases of available-for-sale marketable securities	(5,830)	(5,307)
Purchases of property, equipment and software	(11,326)	(8,048)
Investments in technology	(309)	(408)
Net cash used in investing activities	(9,128)	(8,800)
Cash flows from financing activities:
Issuance of common stock, net of shares withheld for taxes	8,621	4,658
Repurchase of stock to satisfy employee tax withholding obligations	(1,519)	(4,397)
Repurchase and retirement of common stock	(35,000)	(74,999)
Net cash used in financing activities	(27,898)	(74,738)
Net increase in cash and cash equivalents	11,240	174,693
Cash and cash equivalents at beginning of period	434,544	195,121
Cash and cash equivalents at end of period	$445,784	$369,814
Prepared in accordance with Generally Accepted Accounting Principles

Q4 FY23 Letter to Shareholders	16

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Mar. 25,	Mar. 25,	Dec. 24,	Sep. 24,	Jun. 25,
	2023	2023	2022	2022	2022
	Q4'23	Q4'23	Q3'23	Q2'23	Q1'23
Net cash provided by operating activities (GAAP)	$339,568	$48,266	$180,948	$35,989	$74,365
Capital expenditures	(36,714)	(11,635)	(7,608)	(10,247)	(7,224)
Free Cash Flow (Non-GAAP)	$302,854	$36,631	$173,340	$25,742	$67,141

Cash Flow from Operations as a Percentage of Revenue (GAAP)	18%	13%	31%	7%	19%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	3%	1%	2%	2%
Free Cash Flow Margin (Non-GAAP)	16%	10%	29%	5%	17%

Q4 FY23 Letter to Shareholders	17